NEWS RELEASE CONTACTS: Michael E. Kinney, Chief Financial Officer 281-419-3742 / mkinney@1epic.com

EPiC ENERGY RESOURCES ANNOUNCES A REDUCTION IN OPERATING EXPENSES

January 19, 2009 — Houston, TX — EPiC Energy Resources, Inc. (OTCBB: EPCC) (“EPiC”)  announced today that, in response to current market conditions, the Company has initiated a cost reduction initiative that includes a reduction in its workforce, a salary freeze for 2009 and a one year suspension on the 401k match. The Company intends to make other cost reductions, including the curtailment of certain discretionary operating expenses, in response to current economic conditions. The workforce reduction amounts to approximately 6% of the overall workforce costs.

"Our employees are the core of our organization. We are saddened by the departure of some of our team members but recognize the current economic times mandate that we manage cash effectively," said Mike Kinney, chief financial officer of Epic. "We will continue to monitor the economic environment and make adjustments as needed to succeed during this downturn, maintain our strategic focus and strengthen our competitive position."

Epic estimates that it will incur a one-time charge of approximately $60,000 that is largely related to severance costs associated with the workforce reduction.

About EPiC

EPiC Energy Resources is a Houston-based integrated energy services company.  EPiC provides consulting, engineering, construction management, operations, maintenance, specialized training and data management services focused primarily on the upstream and midstream energy infrastructure.  Services are provided through Pearl, a diversified engineering and energy services company; Carnrite, a management consulting company focused on providing strategic and operational consulting services to the broad energy industry; and EIS, a global training and data management services company.  EPiC is headquartered at 1450 Lake Robbins Drive, Suite 160, The Woodlands, Texas 77380. Office - 281-419-3742, www.1epic.com.

Forward Looking Statements

Certain statements included in this release constitute forward-looking statements.  These forward-looking statements are based on management’s belief and assumptions derived from currently available information.  Although EPiC Energy Resources (“EPiC”) believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Actual results could differ materially from forward-looking statements expressed or implied herein as a result of a variety of factors including, but not limited to: a decline in the price of, or demand for, oil and gas, demand for EPiC’s services, loss or unavailability of key personnel, inability to recruit or retain personnel, competition for customers and contracts, various potential losses associated with fixed-price contracts, general economic conditions, availability of capital to pursue its business plan and service its debt, and other financial, operational and legal risks and uncertainties detailed from time to time in EPiC’s SEC filings.  EPiC does not undertake any obligation to publicly update forward looking statements contained herein to reflect subsequent events or circumstances.

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